              ARCO CHEMICAL COMPANY AND CONSOLIDATED SUBSIDIARIES

  COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES (MILLIONS OF DOLLARS)

                                                       YEARS ENDED DECEMBER 31,
                                                       ------------------------
                                                       1992 1993 1994 1995 1996
                                                       ---- ---- ---- ---- ----
Pretax income from continuing operations.............. $322 $311 $416 $756 $487
Add:
  Interest expense....................................   91  105   85   89   86
  Rental expense factor...............................   26   20   22   25   27
                                                       ---- ---- ---- ---- ----
Earnings available for fixed charges.................. $439 $436 $523 $870 $600
                                                       ==== ==== ==== ==== ====
Interest expense...................................... $ 91 $105 $ 85 $ 89 $ 86
Add capitalized interest..............................   37   --    3    1    3
Rental expense factor.................................   26   20   22   25   27
                                                       ---- ---- ---- ---- ----
Fixed charges......................................... $154 $125 $110 $115 $116
                                                       ==== ==== ==== ==== ====
Ratio of earnings to fixed charges....................  2.9  3.5  4.8  7.6  5.2
                                                       ==== ==== ==== ==== ====

                                   EXHIBIT 12